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                                                                      EXHIBIT 10
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               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY

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                                            :
RUTH ELLEN ROSENFELDER,                     :
                                            :
                               Plaintiff,   :
                                            :
              - against -                   :
                                            :
C. ROLAND HADEN, MARTIN R. HOFFMAN,         :        C.A. NO. 14175
E. GENE KEIFFER, FRANCINE I. NEFF,          :
JAMES A. BITONTI, S. LEE KLING,             :
DAVID R. TACKE, E.F. BUEHRING,              :
CHARLES A. GABRIEL, A. LOWELL               :
LAWSON, E-SYSTEMS, INC., AND                :
RAYTHEON COMPANY,                           :
                                            :
                               Defendants.  :
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                            CLASS ACTION COMPLAINT
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     Plaintiff, by her attorneys, Rosenthal, Monhait, Gross & Goddess, P.A., for her complaint against defendants, alleges upon information and belief, except for paragraph 2 hereof, which is alleged upon knowledge as follows:

     1. Plaintiff brings this action pursuant to Rule 23 of the Rules of the Court of Chancery on her behalf and as a class action on behalf of all persons, other than defendants and those in privity with them, who own the common stock of E-Systems, Inc. ("E-Systems" or the "Company").

     2. Plaintiff has been the owner of the common stock of the Company since prior to the transaction herein complained of and continuously to date.

     3. Defendant E-Systems is a corporation duly organized and existing under the laws of the State of Delaware. The Company
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designs, develops and integrates sophisticated reconnaissance and surveillance systems and develops and produces a broad range of systems and products for instantaneous communication through line-of-sight, satellites or integrated networks.

     4. Defendant Raytheon Company ("Raytheon") is a corporation duly organized and existing under the laws of the state of Delaware. Raytheon, with its subsidiaries, makes electronic systems and subsystems, equipment and components for governmental and commercial use. It also produces aircraft products, heavy construction equipment and major household appliances, textbook publication and is engaged in energy and environmental services and other lines of business.

     5. Defendant E. Gene Keiffer is a Director and Chairman of the Board of E-Systems.

     6. Defendant A. Lowell Lawson ("Lawson") is a Director, President and Chief Executive Officer of E-Systems.

     7.  Defendant C. Roland Haden is a Director of E-Systems.

     8.  Defendant Martin R. Hoffman is a Director of E-Systems.

     9.  Defendant Francine I. Neff is a Director of E-Systems.

     10. Defendant James A Bitonti is a Director of E-Systems.

     11. Defendant S. Lee Kling is a Director of E-Systems.

     12. Defendant David R. Tacke is a Director of E-Systems.

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     13. Defendant E. F. Buehring is a Director of E-Systems.

     14. Defendant Charles A. Gabriel is a Director of E-Systems.

     15. The individual defendants named in paragraphs 5 through 14 are in a fiduciary relationship with Plaintiff and the other public stockholders of E-Systems and owe them the highest obligations of good faith and fair dealing.

     16. Each Defendant herein is sued individually as conspirator and aider and abettor, as well as in his capacity as an officer and/or director of the Company (in the case of the individual defendants), and the liability of each arises from the fact that he or it has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

                           CLASS ACTION ALLEGATIONS
                           ------------------------

     17. Plaintiff brings this action on her own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all common stock holders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

     18. This action is properly maintainable as a class action.

     19. The class is so numerous that joinder of all members is impracticable. As of September 30, 1994, there were

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approximately 34,033,245 shares of E-Systems common stock outstanding, owned by thousands of stockholders.

     20. There are questions of law and fact which are common to the class and which predominate over questions affecting any individual class member. The common questions include, inter alia, the following: (a) whether the
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individualdefendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the class; (b) whether the proposed transaction, hereinafter described, constitutes a breach of the duty of fair dealing with respect to the plaintiff and the other members of the class; and
(c) whether the class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants.

     21. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of the plaintiff are typical of the claims of other members of the class and plaintiff has the same interests as the other members of the class. Plaintiff will fairly and adequately represent the class. A class action is superior to any other type of adjudication of this controversy.

     22. Defendants have acted in a manner which affects plaintiff and all members of the class similarly, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the class as a whole.

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                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

     23. E-Systems mainly designs, develops and makes reconnaissance and surveillance systems and command, control and communication systems, intelligence collection and processing systems, navigation and control systems and performs aircraft maintenance and modification.

     24. On April 3, 1995, E-Systems and Raytheon announced an agreement for the combination of Raytheon and E-Systems. The transaction, valued at approximately $2.3 billion, will be effected through a cash tender offer commended today. The Offer is subject to the receipt of the majority of the E-Systems common shares outstanding and Hart-Scott-Rodino antitrust review.

     25. In breach of their fiduciary duties to the public stockholders of E-Systems, the Board of Directors of E-Systems voted unanimously in favor of the merger. This was done by the Individual Defendants primarily to protect their compensation and positions with the Company, for, as reported by the PR Newswire
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on April 3, 1995, Lawson will remain Chairman and Chief Executive Officer of
E-Systems and will join Raytheon as an Executive Vice President and member of its board of directors. Lawson also stated that "[t]he E-Systems board will become an advisory board with both E-Systems and Raytheon members."

     26. The consideration to be paid to Class members in the proposed acquisition is unfair and grossly inadequate because, among other things:

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         a. The intrinsic value of E-Systems' common stock is materially in excess of the amount offered for those securities in the acquisition giving due consideration to the anticipated operating results, net asset value, cash flow, and profitability of the Company;

         b. the consideration to be paid to Class members is not the result of an appropriate consideration of the value of E-Systems because the E-Systems Board approved the proposed merger without undertaking steps to accurately ascertain E-Systems' value through open bidding or at least a "market check" mechanism; and

         c. the individual defendants have agreed to this transaction to protect and enhance their compensation and positions with the Company.

     27. The individual defendants did not appoint or retain any truly independent person or entity to negotiate for or on behalf of E-Systems' public shareholders to promote their best interests in the merger transaction.

     28. The individual defendants are engaged in unfair dealing to the detriment of the Class to whom they owe the highest fiduciary duties. The terms of the proposed acquisition, and in particular, the unfair and inadequate consideration to be paid to E-Systems' public shareholders, are not the product of true arm's length negotiations, but rather the design and plan of defendants who have substantial conflicts of interest with the Class.

     29. Raytheon knowingly aided and abetted the breaches of fiduciary duty committed by the individual defendants by, among

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other things, offering to reward them by maintaining and enhancing their lucrative positions in the combined entity. Indeed, the proposed merger could not take place without the knowing participation of Raytheon.

     30. The terms of the proposed acquisition are grossly unfair to the Class, and the unfairness is compounded by the gross disparity between the knowledge and information possessed by defendants by virtue of their positions of control of E-Systems and that possessed by E-Systems' public shareholders. Defendants' scheme and intent is to take advantage of this disparity and to induce the Class to exchange their shares in the merger acquisition for unfair consideration on the basis of incomplete or inadequate information.

     31.  Plaintiff has no adequate remedy at law.

     WHEREFORE, plaintiff demands judgment as follows:

     A.  declaring this to be a proper class action;

     B. enjoining, preliminarily and permanently, the proposed acqusition under the terms presently proposed;

     C. to the extent, if any, that the transaction complained of is consummated prior to the entry of this Court's final judgment, rescinding the same or awarding rescissory damages to the Class;

     D. directing that defendants account to plaintiff and the Class for all damages caused to them and account for all profits and any special benefits obtained by defendants as a result of their unlawful conduct;

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     E.  awarding to plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

     F.  granting such other and further relief as the Court deems appropriate.

Dated: April 3, 1995

                                      ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.


                                  By: /s/
                                      _________________________________________
                                      First Federal Plaza, Suite 214
                                      P.O. Box 1070
                                      Wilmington, DE 19899
                                      (302) 656-4433
                                      Attorneys for Plaintiff

OF COUNSEL:

GOODKIND LABATON RUDOFF & SUCHAROW LLP
100 Park Avenue
New York, NY 10017-5563

BERNSTEIN LIEBHARD & LIFSHITZ
274 Madison Avenue
New York, New York 10016
(212) 779-1414

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